Exhibit 3.1

AMENDMENT NO. 2
TO THE
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
BREITBURN ENERGY PARTNERS L.P.

This Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Breitburn Energy Partners L.P., a Delaware limited partnership (the "Partnership"), dated as of April 7, 2009 (this "Amendment"), is made and entered into by Breitburn GP, LLC, a Delaware limited liability company, as general partner of the Partnership (the "General Partner") and as the lawful agent and attorney-in-fact for and on behalf of each of the limited partners of the Partnership.  Capitalized terms used herein and not otherwise defined are used as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 10, 2006, as heretofore amended (the "LP Agreement").

W I T N E S S E T H

WHEREAS, the Partnership is a limited partnership that was formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., and is currently governed by the LP Agreement; and

WHEREAS, Section 13.4(b)(i) of the LP Agreement refers to an annual meeting of the Limited Partners to be held in July of each year beginning in 2009 or such other date and time as may be fixed by the General Partner; and

WHEREAS, the General Partner expects to hold the annual meeting of the Limited Partners for 2009 on November 30, 2009, and, in connection therewith, the General Partner desires to amend the LP Agreement pursuant to and in accordance with Section 13.1 of the LP Agreement as set forth herein in order to permit Director nominations brought by Limited Partners before the 2009 annual meeting of Limited Partners to be brought at a time period closer to the expected date of the 2009 annual meeting of Limited Partners.

NOW, THEREFORE, intending to be legally bound, the General Partner, on its own behalf and on behalf of all Limited Partners, agrees as follows:

I.           AMENDMENT.

The third sentence of Section 13.4(b)(vi)(A)(2) of the LP Agreement is hereby amended and restated in its entirety as follows:

“For purposes of the 2009 annual meeting, to be timely, a Limited Partner’s notice shall be delivered to the General Partner not later than the close of business on September 30, 2009, nor earlier than the open of business on September 1, 2009.”

II.           MISCELLANEOUS.

1.           Successors and Assigns.  This Amendment shall be binding upon, and shall enure to the benefit of, each of the Partners, and its respective successors and assigns.

2.           Full Force and Effect.  Except to the extent modified hereby, the LP Agreement shall remain in full force and effect.

3.           Governing Law.  This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

4.           Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.

GENERAL PARTNER:
BREITBURN GP, LLC

By:	/s/Halbert S. Washburn
Name: Halbert S. Washburn
Title: Co-Chief Executive Officer

LIMITED PARTNERS:
ALL LIMITED PARTNERS PREVIOUSLY ADMITTED TO THE PARTNERSHIP THAT CONTINUE TO BE LIMITED PARTNERS ON THE DATE THEREOF

By:	Breitburn GP, LLC, as attorney-in-fact pursuant to the power of attorney granted under Section 2.6 of the LP Agreement

By:	/s/Halbert S. Washburn
Name: Halbert S. Washburn
Title: Co-Chief Executive Officer